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EXHIBIT 10(h)

MINNTECH CORPORATION
NON-QUALIFIED STOCK OPTION AGREEMENT

    THIS OPTION AGREEMENT is made as of the 29th day of November, 2000, between MINNTECH CORPORATION, a Minnesota corporation (the "Company"), and R. JAMES DANEHY, an employee of the Company (the "Optionee").

    The Company desires to afford the Optionee an opportunity to purchase shares of its Common Stock, of the par value of Five Cents ($.05) per share (the "Common Stock"), as hereinafter provided.

    THEREFORE, the parties hereby agree as follows:

    1.  Grant of Option.  The Company hereby grants to the Optionee the right and option (hereinafter called the "Option") to purchase from the Company 333,964 shares of the Common Stock of the Company on the terms and conditions herein set forth.

    2.  Purchase Price.  The purchase price of the shares of the Common Stock covered by the Option shall be $6.3125 per share.

    3.  Term of Option.  The term of the Option shall be for a period of ten (10) years from the date on which the Board of Directors of the Company (the "Board") takes action to approve the Option (the "Option Date"), subject to earlier termination as hereinafter provided.

    4.  Exercise of Option.  During the first year the Option is outstanding it may not be exercised with respect to any of the shares covered thereby. Thereafter, subject to the terms and conditions hereof, the Option may be exercised as follows:

  (a)
  From and after 12 months from the Option Date, the option may be exercised as to 111,321 shares.

  (b)
  From and after 24 months from the Option Date, the option may be exercised as to 111,321 shares.

  (c)
  From and after 36 months from the Option Date, the Option may be exercised as to 111,322 shares.

    5.  Non-Transferability.  The Option shall not be transferable by the Optionee otherwise than by will or by the laws of descent and distribution, and the Option shall be exercisable during the Optionee's lifetime, only by the Optionee.

    6.  Death or Disability of Optionee.  If the Optionee's employment with the Company shall terminate by reason of death or by Disability (as such term is defined in the Employment Agreement between the Company and the Optionee dated November 29, 2000 (the "Employment Agreement")), the Option may be exercised (to the extent that the Optionee shall have been entitled to do so at the date of his termination of employment by reason of death or Disability) by the Optionee, his or her legal representative, or, in the case of death, by the person to whom the Option is transferred by will or the applicable laws of descent and distribution at any time within six (6) months after the Optionee's termination of employment, but in no event later than the expiration of the term specified in Section 3 hereof.

    7.  Termination of Employment.  In the event the employment of the Optionee shall voluntarily terminate for any reason other than death or Disability, any unexercised Option may be exercised by the Optionee at any time within ten (10) days of such termination but only to the extent the Option was exercisable by the Optionee on the date of termination. In the event the employment of the Optionee shall be involuntarily terminated by the Company for any reason other than Termination by the Company For Cause (as that term is defined in the Employment Agreement), death or Disability, any unexercised Option may be exercised by the Optionee at any time within one (1) year of such termination but only to the extent the Option was exercisable by the Optionee on the date of termination. In the event the employment of the Optionee shall be terminated involuntarily by the Company by reason of Termination by the Company For Cause (as that term is defined in the Employment Agreement), any unexercised Option shall immediately be forfeited. In no event shall any option be exercisable after the expiration of the term specified in Section 3 hereof. So long as the Optionee shall continue to be an employee of the Company or one or more of its subsidiaries, the Option shall not be affected by any change of duties or position. Nothing in this Option Agreement shall confer upon the Optionee any right to continue in the employ of the Company or of any of its subsidiaries or interfere in any way with the right of the Company or any such subsidiary to terminate the employment of the Optionee at any time. Nothing stated in this Section 7 shall limit the immediate vesting and exercisability of the Option upon the occurrence of a Change in Control of the nature referred to in Section 3(c) of the Employment Agreement (other than a Change in Control of the nature described in Section 13 hereof) unless it shall have expired prior to the Change in Control.

    8.  Method of Exercising Option.  Subject to the terms and conditions of this Option Agreement, the Option may be exercised by written notice to the Secretary of the Company at the principal office of the Company. Such notice shall state the election to exercise the Option and the number of shares in respect of which it is being exercised, and shall be signed by the person so exercising the Option. Such notice shall be accompanied by payment of the full purchase price of such shares, payable to the Company, or, provided such form of payment does not result in a charge to earnings of the Company for financial accounting purposes, by delivery of shares of Common Stock of the Company with a Fair Market Value equal to the purchase price or by a combination of cash and such shares, whose Fair Market Value shall equal the purchase price. For purposes of this Section 8, the "Fair Market Value" of the Common Stock of the Company shall mean the closing sale price of a share of the Common Stock ("Shares," and each individually, a "Share") on the date immediately preceding such date or, if no sale of Shares shall have occurred on that date, on the next preceding day on which a sale of Shares occurred, on the Composite Tape for New York Stock Exchange listed shares or, if Shares are not quoted on the Composite Tape for New York Stock Exchange listed shares, on the Nasdaq National Market or any similar system then in use or, if Shares are not included in the Nasdaq National Market or any similar system then in use, the mean between the closing "bid" and the closing "asked" quotation of a Share on the date immediately preceding the date as of which such Fair Market Value is being determined, or, if no closing bid or asked quotation is made on that date, on the next preceding day on which a quotation is made, on the Nasdaq SmallCap Market or any similar system then in use, provided that if the Shares in question are not quoted on any such system, Fair Market Value shall be what the Board determines in good faith to be one-hundred (100) percent of the Fair Market Value of a Share as of the date in question. Notwithstanding anything stated in this Section 8, if the applicable securities exchange or system has closed for the day by the time the determination is being made, all references in this section to the date immediately preceding the date in question shall be deemed to be references to the date in question. In the event the Option shall be exercised by any person other than the Optionee, such notice shall be accompanied by appropriate proof of such right of such person to exercise the Option.

    9.  Withholding Taxes.  The Optionee shall, no later than the date as of which the value of the Option first becomes includible in the gross income of Optionee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the of the Board regarding payment of, any payroll taxes required by law to be withheld with respect to the Option. The obligations of the Company shall be conditional on such payment or arrangements and the Company and its subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the Optionee. The Optionee may elect by written notice to the Company to satisfy part or all of such withholding tax requirements by (i) authorizing the Company to retain from the number of shares of Common Stock issuable upon exercise of all or part of the Option shares, or (ii) delivering to the Company shares of Common Stock already owned by Optionee, having an aggregate Fair Market Value equal to part or all of the withholding tax payable by the Optionee. For purposes of this paragraph, the "Fair Market Value" of the Common Stock of the Company shall be established as specified in Section 8 hereof. Any such election shall be in accordance with, and subject to, applicable tax and securities laws, regulations, and rulings, as determined by counsel to the Company.

    10.  Cash Payment.  If a Change in Control of the Company as defined in the Management Agreement between the Company and the Optionee dated November   , 2000 (the "Management Agreement") shall occur, then, so long as a majority of the members of the Board continue as Directors, the Board, in its sole discretion, and without the consent of the Optionee, may determine that all or a portion of the Option shall be cancelled as of the effective date of any such Change in Control and that the Optionee shall receive, with respect to the amount of the Common Stock subject to the Option that shall be cancelled, as of the date of such cancellation, cash in an amount, for each such Share subject to the Option that shall be cancelled, equal to the excess of the Fair Market Value of such Shares (as defined in Section 8 hereof) immediately prior to such Change in Control of the Company over the exercise price per Share of the Option.

    11.  Limitation on Change in Control Payments.  Notwithstanding anything in this Option Agreement to the contrary, if, with respect to the Optionee, the acceleration of the exercisability of the Option or the payment of cash in exchange for all or part of the Option as provided in this Option Agreement (which acceleration or payment could be deemed a "payment" within the meaning of Section 280G(b)(2) of the Code), together with any other payments which the Optionee has the right to receive from the Company or any corporation which is a member of an "affiliated group" (as defined in Section 1504(a) of the Code without regard to Section 1504(b) of the Code) of which the Company is a member, would constitute a "parachute payment" (as defined in Section 280G(b)(2) of the Code), then such acceleration of exercisability and payments shall be reduced to the largest amount as, in the sole judgment of the Board, shall result in no portion of such payments being subject to the excise tax imposed by Section 4999 of the Code.

    12.  Dissolution, Liquidation, Merger.  In the event of (a) the proposed dissolution or liquidation of the Company, (b) a proposed sale of substantially all of the assets of the Company, or (c) a proposed merger, consolidation of the Company with or into any other entity, regardless of whether the Company is the surviving corporation, or a proposed statutory share exchange with any other entity (the actual effective date of the dissolution, liquidation, sale, merger, consolidation, or exchange being herein called an "Event"), the Board may, but shall not be obligated to, either (i) if the Event is a merger, consolidation, or statutory share exchange, make appropriate provision for the protection of the Option granted by the Company by the substitution, in lieu of such Option, of options to purchase appropriate voting common stock (the "Survivor's Stock") of the corporation surviving any such merger or consolidation or, if appropriate, the parent corporation of the Company or such surviving corporation, or, alternatively, by the delivery of a number of shares of the Survivor's Stock which has a Fair Market Value (as defined in Section 8 hereof) as of the effective date of such merger, consolidation, or statutory share exchange equal to the product of (x) the excess of (A) the Event Proceeds per Share (as hereinafter defined) covered by the Option as of such effective date over (B) the exercise price per Share of the Shares subject to the Option, times (y) the number of Shares covered by the Option, or (ii) declare, at least 20 days prior to the Event, and provide written notice to the Optionee of the declaration, that the Option, whether or not then exercisable, shall be canceled at the time of, or immediately prior to the occurrence of, the Event (unless it shall have been exercised prior to the occurrence of the Event). In connection with any declaration pursuant to clause (ii) of the preceding sentence, the Board may, but shall not be obligated to, cause payment to be made, within twenty (20) days after the Event, in exchange for the cancelled Option to the Optionee, of cash equal to the amount (if any), for each Share covered by the canceled Option, by which the Event Proceeds per Share (as hereinafter defined) exceeds the exercise price per Share covered by such Option. At the time of any declaration pursuant to clause (ii) of the first sentence of this Section 12, to the extent that the Option has not previously expired or been cancelled pursuant to Section 10 hereof, it shall immediately become exercisable in full and the Optionee shall have the right, during the period preceding the time of cancellation of the Option, to exercise the Option as to all or any part of the Shares covered thereby. In the event of a declaration pursuant to clause (ii) of the first sentence of this Section 12, to the extent that the Option shall not have been exercised prior to the Event it shall be canceled at the time of, or immediately prior to, the Event, as provided in the declaration, and this Option Agreement shall terminate at the time of such cancellation, subject to the payment obligations of the Company provided in this Section 12. Notwithstanding the foregoing, the Optionee shall not be entitled to the payment provided in this Section 12 if the Option shall have expired or been cancelled pursuant to Section 10 hereof. For purposes of this Section 12, "Event Proceeds per Share" shall mean the cash plus the fair market value, as determined in good faith by the Board, of the non-cash consideration to be received per Share by the shareholders of the Company upon the occurrence of the Event.

    13.  Special Transaction.  Notwithstanding any other provisions of this Option Agreement, if a Change in Control (as defined in the Management Agreement) occurs on or before the first anniversary of the commencement of Executive's employment with the Company, then the Option as provided in this Option Agreement shall immediately be null and void and this Option Agreement shall have no force or effect.

    14.  Disputes.  As a condition of the granting of the Option herein granted, the Optionee agrees, for the Optionee and the Optionee's personal representatives, that any dispute or disagreement which may arise under or as a result of or pursuant to this Option Agreement shall be determined by the Board, in its sole discretion, and that any interpretation by the Board of the terms of this Option Agreement shall be final, binding, and conclusive.

    15.  Binding Effect.  This Option Agreement shall be binding upon the heirs, executors, administrators, and successors of the parties hereto.

    IN WITNESS WHEREOF, the Company and the Optionee have executed this Option Agreement as of the date and year first above written.

R. JAMES DANEHY	MINNTECH CORPORATION
Optionee	By:
William Hope Chairman

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MINNTECH CORPORATION NON-QUALIFIED STOCK OPTION AGREEMENT